UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

INTERNATIONAL ABSORBENTS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: __
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by International Absorbents Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: International Absorbents Inc.

Commission File No.: 00 1-31642

Employee note re Purchase

I am pleased to announce that International Absorbents has signed an agreement in principle to sell all of our company’s shares to a third party.  While this transaction will not affect the day-to-day operations of the company, we believe that this transaction will vastly increase our ability to grow market share, revenues and profits.

Upon completion of the transaction, our shares will no longer be publicly traded.  This transition from a publicly-traded to a privately-owned company will be accomplished through the joint efforts of management and Kinderhook Industries.  Kinderhook is a private equity firm with $600mm in committed capital to support growing companies like ours across North America.  Upon completion of the proposed transaction, Absorption Corp will be operated jointly by Kinderhook and management. (For additional information on Kinderhook, please go to www.kinderhook.com.)

Partnering with Kinderhook will help facilitate the growth of the company in at least two ways.  First, by converting to private ownership, we will no longer be required to spend significant time and capital to address regulatory compliance issues, but rather can focus our efforts and money on growing our core business.  Second, we will have the opportunity to work with other Kinderhook portfolio companies to expand sales.  For example, Blitz USA, the largest manufacturer of oil and gas receptacles in North America, may be able to add our company’s industrial absorbents into its product lines.  The Environmental Quality Company, also owned by Kinderhook, may well be able to use our company's environmental clean-up products as part of their business.  Finally, EAM Corporation has offices and manufacturing facilities near our plant in Jesup, which offers us the opportunity to optimize local logistics.

Given that this transaction will require shareholder approval, satisfaction of our closing conditions and the clearance of various legal hurdles, our anticipation is that closing of this transaction will not occur until the end of the first quarter of 2010.  That said, we fully expect that this transaction will close, and look forward to the opportunities that will result.

Overall, we view this transaction as offering a great deal of opportunities for our company, its shareholders and employees, and as a step forward that will enable us to better focus on growing our company and servicing our customers.

Where you Can Find Additional Information

The Company plans to file with the US Securities and Exchange Commission (the “SEC”) and furnish to its shareholders a proxy statement in connection with the proposed arrangement.  The proxy statement will contain important information about the proposed arrangement and related matters.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.  Investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement from the Company by contacting David Thompson, Corporate Secretary by telephone at (604) 681-6181, or by mail at International Absorbents Inc., Investor Relations, 1569 Dempsey Road, North Vancouver, British Columbia V7K 1S8 Canada.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IAX shareholders in connection with the proposed arrangement.  Information regarding the interests of these directors and executive officers in the transaction will be included in the proxy statement described above.  Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2009 Annual Meeting of Shareholders, which was filed with the SEC on May 18, 2009.  This document is available free of charge at the SEC’s web site at www.sec.gov, and from the Company by contacting David Thompson, Corporate Secretary by telephone at (604) 681-6181, or by mail at International Absorbents Inc., Investor Relations, 1569 Dempsey Road, North Vancouver, British Columbia V7K 1S8 Canada, or by going to the Company’s Proxy Materials page on its corporate web site at www.absorbent.com.

Cautionary Statement Regarding Forward-Looking Statements

A number of the matters discussed in this letter that are not historical or current facts that deal with potential future circumstances and developments, including, without limitation, statements referring to the ability of the parties to satisfy the closing conditions and consummate the proposed arrangement and the potential benefits to be derived from the proposed transaction, are forward-looking statements.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that actual results could differ materially from those projected due to various risk factors, including the risk that the transaction does not close or that the closing is delayed, or that the expected cost savings are not achieved.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2009 and its quarterly reports on Form 10-Q.  This letter speaks only as of its date, and the Company disclaims any duty to update the information herein.

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